UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2021

Greenwave Technology Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-55431	46-2612944
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

277 Suburban Drive, Suffolk, VA	23434
(Address of principal executive offices)	(Zip Code)

(303) 816-8070
(Registrant’s telephone number, including area code)

MassRoots, Inc.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On November 22, 2021, Greenwave Technology Solutions, Inc., a Delaware corporation (f/k/a MassRoots, Inc.) (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) its Quarterly Report on Form 10-Q for the period ended September 30, 2021 (the “Q3 Form 10-Q”). This filing was consummated prior to the completion of pre-filing review by the Company’s independent public accountants in accordance with Article 10 of Regulation S-X. On December 2, 2021, the Company’s board of directors (the “Board”) determined that the Q3 Form 10-Q should not be relied upon. The Board of Directors of the Company has discussed with its independent accountant, RBSM LLP, the matters disclosed in this Current Report on Form 8-K in reaching the conclusion to restate the financial statements for the above noted period. Following this determination, the Company has been working with its independent registered public accountants to prepare an amendment to the Q3 Form 10-Q.

A copy of this Current Report on Form 8-K was also provided to our independent registered public accountants, prior to its filing with the SEC. All matters involved in this process were discussed with the entire team of auditors, and counsel as directed by the Board.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2021, Isaac Dietrich, Chief Information Officer, Chief Financial Officer (Principal Financial Officer), and a member of the Board, resigned from the Board and from his roles as Chief Information Officer and Chief Financial Officer (principal financial and accounting officer). Mr. Dietrich’s resignation was not the result of any disagreement with the Company, its management, or the Board.

As a result of the resignation of Mr. Dietrich, Danny Meeks, the Company’s Chief Executive Officer and Chairman of the Board, was appointed as the Company’s Interim Chief Financial Officer (principal financial and accounting officer) on December 6, 2021, while the Company identifies a permanent successor.

Mr. Meeks, age 47, has been a member of the Board and has served as the Chairman of the Board since June 2021, and has been serving as the Company’s Chief Executive Officer since September 2021. He was the sole owner and President of Empire Services, Inc. (“Empire”), a metal recycling company he founded in 2002, until its acquisition by the Company in September 2021. Additionally, Mr. Meeks has been serving as the President of DWM Properties, LLC, his real estate holding company, since 2002 and as the President of Select Recycling and Waste Services, Inc., a waste disposal and recycling company, from October 2016 to present. Mr. Meeks graduated from Manor High School in 1993.

Transactions with the Company since the beginning of the fiscal year

Since the beginning of the Company’s last fiscal year, Mr. Meeks and Empire were a party to the following transactions with the Company reportable under Item 404(a) of Regulation S-K:

(i)	on June 5, 2021, the Company issued a promissory note in the amount of $301,728.68 to Empire in consideration of loan in the same amount, and during the nine months ended September 30, 2021, the Company received aggregate proceeds of $357,053 and $20,520, respectively, and repaid $0 from the issuance of non-convertible notes to Mr. Meeks and Empire;

(ii)	on September 30, 2021, the Company entered into a Series Z Preferred Stock Issuance Agreement with Mr. Meeks whereby the Company received $1,000,000 in exchange for the issuance of: (i) a $1,000,000 note payable; and (ii) 250 Series Z Preferred Stock; and

(iii)	on September 30, 2021, the Company entered into definitive agreements to acquire Empire for consideration of (i) 495,000,000 shares of Company’s common stock; (ii) within 3 business days of the closing of the Company’s next capital raise, repayment of a $1 million advance made to purchase Empire’s Virginia Beach location; and (iii) a promissory note in the principal amount of $3.7 million with a maturity date of September 30, 2023.

(iv)	on November 29, 2021, Mr. Meeks rolled promissory notes in the principal amounts of $1,000,000 and $3,700,000, together with accrued interest of $62,838.32, into the Company’s private placement. Mr. Meeks received a secured convertible note in the principal amount of $4,762,838.32 and warrants to purchase 95,256,766 shares of common stock at $0.065/share in the private placement.

There is no arrangement or understanding between Mr. Meeks and any other person pursuant to which Mr. Meeks was appointed as the Company’s Interim Chief Financial Officer. Mr. Meeks will not receive any additional consideration in connection with his appointment as the Company’s Interim Chief Financial Officer.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective October 19, 2021, the Company amended its certificate of incorporation, as amended, to change the Company’s name from “MassRoots, Inc.” to “Greenwave Technology Solutions, Inc.” by filing a certificate of amendment to certificate of incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware.

The foregoing description of the Certificate of Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

3.1	Certificate of Amendment to Certificate of Incorporation (name change).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2021	Greenwave Technology Solutions, Inc.

	By:	/s/ Danny Meeks
Danny Meeks
Chief Executive Officer

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